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                      Pacific Century Financial Corporation
         Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                           Three Months Ended March 31

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                                                Basic           Diluted

    1998
    ----

    Net Income                                $34,020,000      $34,020,000


    Weighted Average Shares                    79,881,229       80,735,604


    Earnings Per Share                              $0.43            $0.42



    1997
    ----
    Net Income                                $35,481,000      $35,481,000


    Weighted Average Shares                    79,438,552       80,542,522


    Earnings Per Share                              $0.45            $0.44

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